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NEWS RELEASE MPM TECHNOLOGIES INC.

                           MPM ANNOUNCES RESTRUCTURING
                             OF ST(2)EP TRANSACTION


Spokane, WA - December 29, 2000 - MPM Technologies, Inc. (NASDAQ: MPML) announced today that it was working with its advisors to restructure the proposed transaction with ST(2)EP, LLC. In addition, MPM announced that Michael
A. Porter, CEO and President of ST(2)EP, and Gregory T. LaLonde III, Chairman of ST(2)EP, have agreed to serve on MPM's Board of Directors upon the completion of the ST(2)EP transaction. In addition, Mr. Porter has agreed to become President and CEO of MPM at such time.

MPM also announced that it is not presently contemplated that Mr. Joseph G. Kilraine will be elected to serve on its Board of Directors. MPM has become aware that a dispute has arisen between Mr. Kilraine and MPM as to the capacity in which Mr. Kilraine serves MPM. MPM expects that Mr. Kilraine will continue to serve as its President.

ST(2)EP is an international engineering, operations, maintenance and staffing corporation. It provides its services to multi-national corporations such as Shell and Phillips Petroleum and other Fortune 500 companies as well as countries on a global basis, such as UAE, Algeria, Saudi Arabia, Indonesia, Abu Dhabi and South Africa. MPM has previously announced its intent to acquire ST(2)EP. Closing of the acquisition is expected during the first quarter of 2001.

MPM Technologies, Inc. is a holding company with two operating subsidiaries, Huntington Environmental Systems, Inc. and AirPol, Inc., which design, build, install and service industrial air pollution control systems. A third subsidiary, Nupower, Inc. is engaged in the development and marketing of Skygas, a patented waste-to-fuel technology.

Contact:    Robert D. Little
            MPM Technologies, Inc.
            (509) 326-3443
            E-mail:  info@mpmtech.com
            Web Page:  www.mpmtech.com


Statement Under the Private Securities Litigation Reform Act.

With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties that may individually or mutually impact the matters herein described, including but not limited to product acceptance, economic, competitive, governmental, results or litigation, technological and/or other factors, which are outside the control of the Company.